Exhibit 99.1

Gaucho Group Holdings, Inc. and LVH Holdings LLC Enter Agreement To Develop Joint Las Vegas Project

NEW YORK, NY, June 17, 2021 — Gaucho Group Holdings, Inc. (NASDAQ:VINO), a company that includes a growing collection of e-commerce platforms with a concentration on fine wines, luxury real estate, and leather goods and accessories, today announced the signing of an agreement with LVH Holdings LLC to develop a project in Las Vegas, Nevada, expanding the Gaucho brand in ways that could include opportunities in lodging, hospitality, retail, and gaming.

As previously announced, Gaucho Holdings has partnered with retail, hospitality, lifestyle, entertainment, leisure and gaming visionaries, Mark Advent, the creator of highly popular New York New York hotel and casino, A. William (“Bill”) Allen, Timberline Real Estate Partners and Open Realty Advisors for the purpose of creating a Gaucho Group Holdings development and Gaucho Group Holdings brand extensions in Las Vegas.

Scott Mathis, CEO and Chairman of Gaucho Holdings commented, “With the signing of this agreement, we’ve moved to the critical next step of what we believe will be a transformative development in the growth of Gaucho Group Holdings. The possibilities exist for us to pursue a number of large projects, whether it be hotels, residential, hospitality, or some combination of them all, but one thing is for certain, the project will expand the Gaucho brand. The project will almost certainly include a retail property much like we are developing with our Gaucho – Buenos Aires flagship store at Miami’s fashionable Design District luxury fashion boutiques and shops in Miami, Florida. Algodon Wines will likely be a feature of this project as well as we look to grow that brand to the west coast. It’s an enormous opportunity.”

Bill Allen, one-time CEO of Bloomin’ Brands and recent addition to Gaucho’s board of directors added, “We are eager to move this project to the next phase of its development, where we can begin to outline the scope and size of this project, its renderings and financial impact. Stay tuned.”

About Gaucho Group Holdings, Inc.

For more than ten years, Gaucho Group Holdings, Inc.’s (gauchoholdings.com) mission has been to source and develop opportunities in Argentina’s undervalued luxury real estate and consumer marketplace. Our company has positioned itself to take advantage of the continued and fast growth of global e-commerce across multiple market sectors, with the goal of becoming a leader in diversified luxury goods and experiences in sought after lifestyle industries and retail landscapes. With a concentration on fine wines (algodonfinewines.com & algodonwines.com.ar), hospitality (algodonhotels.com), and luxury real estate (algodonwineestates.com) associated with our proprietary Algodon brand, as well as the leather goods, ready-to-wear and accessories of the fashion brand Gaucho – Buenos Aires™ (gauchobuenosaires.com), these are the luxury brands in which Argentina finds its contemporary expression.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission and elsewhere. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Media Relations:

Gaucho Group Holdings, Inc.

Rick Stear

Director of Marketing

212.739.7669

rstear@gauchoholdings.com